TELEFONOS DE MEXICO, S.A. DE C.V.

AND

JPMORGAN CHASE BANK, N.A.,
As Depositary

AND

HOLDERS OF AMERICAN DEPOSITARY RECEIPTS

Amended and Restated Deposit Agreement

Dated as of September , 2006

Series A Shares

TABLE OF CONTENTS

			Page

PARTIES			1

RECITALS			1

		ARTICLE I

		Definitions

SECTION	1.01.	American Depositary Shares	1
SECTION	1.02.	Business Day	2
SECTION	1.03.	Commission	2
SECTION	1.04.	Custodian	2
SECTION	1.05.	Deliver, Execute, Issue, et al.	2
SECTION	1.06.	Deposit Agreement	2
SECTION	1.07.	Depositary's Office	2
SECTION	1.08.	Deposited Securities	2
SECTION	1.09	Direct Registration Receipt	2
SECTION	1.10	Direct Registration System	2
SECTION	1.11.	Holder	3
SECTION	1.12.	Receipt Register	3
SECTION	1.13.	Receipts	3
SECTION	1.14.	Securities Act of 1933	3
SECTION	1.15	Securities Exchange Act of 1934	3
SECTION	1.16.	Shares	3

		ARTICLE II

		Form of Receipts,
		Deposit of Shares,
		Execution and Transfer of Receipts and
		Withdrawal of Deposited Securities

SECTION	2.01.	Form and Transferability of Receipts	3
SECTION	2.02.	Deposit of Shares	4
SECTION	2.03.	Execution and Delivery of Receipts	4
SECTION	2.04.	Transfer, Combination and Split-up of Receipts	5
SECTION	2.05.	Withdrawal of Deposited Securities	6
SECTION	2.06.	Limitations on Issuance, Execution and Delivery and Transfer of Receipts and Withdrawal of Deposited Securities	7
SECTION	2.07.	Substitution of Receipts	8
SECTION	2.08.	Cancellation and Destruction of Receipts	8
SECTION	2.09.	Maintenance of Records	8

i

			Page

		ARTICLE III

		Certain obligations of Holders

SECTION	3.01.	Information	8
SECTION	3.02.	Liability of Holder for Taxes	9
SECTION	3.03.	Warranties on Deposit of Shares	9
SECTION	3.04.	Disclosure of Interests	9

		ARTICLE IV

		Deposited Securities

SECTION	4.01.	Cash Distributions	9
SECTION	4.02.	Share Distributions	10
SECTION	4.03.	Rights Distributions	10
SECTION	4.04.	Other Distributions	11
SECTION	4.05.	Conversion of Foreign Currency	11
SECTION	4.06.	Fixing of Record Date	12
SECTION	4.07.	Voting of Deposited Securities	12
SECTION	4.08.	Changes Affecting Deposited Securities	13
SECTION	4.09.	Withholding	14

		ARTICLE V

		The Depositary
		and the Company

SECTION	5.01.	Maintenance of Depositary's Office and Register; Certain Agents of the Depositary; Lists of Holders	14

SECTION	5.02.	Prevention or Delay in Performance	15
SECTION	5.03.	Obligations Limited	16
SECTION	5.04.	Resignation and Removal of the Depositary; Appointment of Successor Depositary	17
SECTION	5.05.	The Custodian	17
SECTION	5.06.	Notices and Reports to Holders	18
SECTION	5.07.	Issuance of Additional Shares, etc	18
SECTION	5.08.	Indemnification	18
SECTION	5.09.	Charges of Depositary	20
SECTION	5.10.	Statutory Reports	21
SECTION	5.11.	Available Information to the Commission	21

			Page
		ARTICLE VI

		Amendment and Termination

SECTION	6.01.	Amendment	21
SECTION	6.02.	Termination	22

		ARTICLE VII

		Miscellaneous

SECTION	7.01.	Counterparts	22
SECTION	7.02.	No Third Party Beneficiaries	23
SECTION	7.03.	Severability	23
SECTION	7.04.	Holders Parties; Binding Effect	23
SECTION	7.05.	Notices	23
SECTION	7.06.	Governing Law	23
SECTION	7.07.	Amendment and Restatement of Old Deposit Agreement	24

TESTIMONIUM			25

SIGNATURES			25

EXHIBIT A

FORM OF FACE OF RECEIPT		A-1
Introductory Paragraph		A-1
(1)	The Deposit Agreement	A-2
(2)	Withdrawal of Deposited Securities	A-2
(3)	Transfers, Split-ups and Combinations	A-2
(4)	Certain Limitations	A-3
(5)	Liability of Holder for Taxes	A-3
(6)	Warranties by Depositor	A-4
(7)	Disclosure of Interests	A-4
(8)	Charges of Depositary	A-5
(9)	Title to Receipts	A-5
(10)	Validity of Receipt	A-6
(11)	Available Information	A-6
Signature of Depositary		A-6
Address of Depositary's office		A-6

AMENDED AND RESTATED DEPOSIT AGREEMENT dated as of September , 2006 (the "Deposit Agreement") among TELEFONOS DE MEXICO, S.A. DE C.V., a corporation organized under the laws of the United Mexican States, and its successors (the "Company"), JPMORGAN CHASE BANK, N.A., as depositary hereunder (the "Depositary"), and all holders from time to time of American Depositary Receipts issued hereunder ("Receipts") evidencing American Depositary Shares representing deposited Shares (defined below). The Company hereby appoints the Depositary as depositary for the Deposited Securities and hereby authorizes and directs the Depositary to act in accordance with the terms set forth in this Deposit Agreement. All capitalized terms used herein have the meanings ascribed to them in Section 1 or elsewhere in this Deposit Agreement.

WITNESSETH

WHEREAS, the Company and the Depositary entered into a Deposit Agreement dated as of November 28, 2000 (the "Old Deposit Agreement") to provide for the purposes set forth therein, for the creation of American depositary shares representing such Shares so deposited and for the execution and delivery of American depositary receipts ("Old Receipts") evidencing the American depositary shares;

WHEREAS, the Company desires to provide for the deposit of Shares of the Company from time to time with the Depositary or the Custodian and for the execution and delivery of American Depositary Receipts evidencing the American Depositary Shares representing the Shares so deposited; and

WHEREAS, in accordance with the provisions of Section 6.01 of the Old Deposit Agreement, the Company and the Depositary now wish to amend and restate the Old Deposit Agreement and the Old Receipts;

WHEREAS, the American Depositary Receipts are to be substantially in the form of Exhibit A annexed hereto;

NOW THEREFORE, in consideration of the premises, the parties hereto hereby amend and restate the Old Deposit Agreement and the Old Receipts in their entireties as follows:

ARTICLE I

Definitions

SECTION 1.01.  The term "American Depositary Shares” shall mean the rights evidenced by the Receipts executed and delivered hereunder, including the interests in the Deposited Securities granted to the Holders of Receipts pursuant to the terms and conditions of this Deposit Agreement. Each American Depositary Share shall represent rights to receive 20 Shares until there shall occur a distribution upon Deposited Securities referred to in Section 4.02 or a change in Deposited Securities referred to in Section 4.08 with respect to which additional Receipts are not executed and delivered, and thereafter each American Depositary Share shall represent the right to receive the Deposited Securities specified in such Sections.

SECTION 1.02.  The term "Business Day" shall mean any day other than Saturday, Sunday or a day when commercial banks are authorized by law to close in Mexico City or New York City.

SECTION 1.03.  The term "Commission" shall mean the Securities and Exchange Commission of the United States or any successor governmental agency.

SECTION 1.04.  The term "Custodian" shall mean one or more agent or agents of the Depositary (singly or collectively, as the context requires) named as Custodian in Exhibit A annexed hereto and any additional or substitute Custodian appointed pursuant to Section 5.05.

SECTION 1.05.  The terms "deliver", "execute", "issue", “register”,“surrender”, “transfer” or “cancel”, when used with respect to Direct Registration Receipts, shall refer to an entry or entries or an electronic transfer or transfers in the Direct Registration System.

SECTION 1.06.  The term "Deposit Agreement" shall mean this Agreement (including the exhibits hereto), as the same may be amended from time to time in accordance with the provisions hereof.

SECTION 1.07.  The term "Depositary's Office" shall mean the office of the Depositary for the administration of depositary receipts.

SECTION 1.08.  The term "Deposited Securities" as of any time shall mean all Shares at such time deposited under this Deposit Agreement and any and all other Shares, securities, property and cash received at any time by the Depositary or the Custodian in respect or in lieu of such deposited Shares and other Shares, securities, property and cash at such time held hereunder.

SECTION 1.09.  The term "Direct Registration Receipt" means a Receipt, the ownership of which is recorded on the Direct Registration System.

SECTION 1.10.  The term "Direct Registration System" means the direct registration system maintained by the Depositary, pursuant to which the Depositary may record the ownership of uncertificated Receipts, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto.

SECTION 1.11.  The term “Holder” shall mean the person or persons in whose name a Receipt is registered on the register maintained by the Depositary for such purpose.

SECTION 1.12.  The term "Receipt Register" means the register maintained by the Depositary for the registration of transfer, combination and split-up of Receipts, and, in the case of Direct Registration Receipts, shall include the Direct Registration System.

SECTION 1.13.  The term "Receipts" shall mean the American Depositary Receipts executed and delivered hereunder. Receipts may be either in physical certificated form or Direct Registration Receipts. Receipts in physical certificated form shall be in substantially the form of Exhibit A hereto, evidencing American Depositary Shares, as the same may be amended from time to time in accordance with the provisions hereof. References to “Receipts” shall include Direct Registration Receipts, unless the context otherwise requires.

SECTION 1.14.  The term "Securities Act of 1933 " shall mean the United States Securities Act of 1933, as from time to time amended.

SECTION 1.15. The term "Securities Exchange Act of 1934 " shall mean the United States Securities Exchange Act of 1934, as from time to time amended.

SECTION 1.16.  The term "Shares" shall mean Series A Shares, without par value, of the Company and shall include rights to receive such Shares; provided that Series A Shares of any subseries shall not be Shares hereunder until they are entitled to the same rights, including with respect to dividends or other distributions, as Shares constituting Deposited Securities.

ARTICLE II

Form of Receipts, Deposit of Shares,
Execution and Transfer of Receipts and
Withdrawal of Deposited Securities

SECTION 2.01. Form and Transferability of Receipts.

(a) Form. Receipts in certificated form shall be engraved or printed or lithographed on steel-engraved borders and shall be substantially in the form set forth in Exhibit A annexed hereto, with appropriate insertions, modifications and omissions as hereinafter provided. Receipts may be issued in denominations of any number of American Depositary Shares. Receipts in certificated form shall be executed by the Depositary by the manual signature of a duly authorized officer of the Depositary; provided that such signature may be a facsimile if a Receipt registrar shall have been appointed pursuant to Section 5.01 and such Receipts are countersigned by the manual signature of a duly authorized officer of the Receipt registrar or any co-registrar. Unless so executed, no Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose. The Depositary shall maintain a Receipt Register in which each Receipt so executed and delivered as hereinafter provided and the transfer of each such Receipt shall be registered. Receipts in certificated form bearing the facsimile signature of anyone who was at any time a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such Receipts. The Receipts in certificated form may, with the prior written consent of the Company (which consent shall not be unreasonably withheld), be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with this Deposit Agreement as may be required by the Depositary in respect of its obligations hereunder or as may be required to comply with any applicable law or regulations or with the rules and regulations of any securities exchange upon which American Depositary Shares may be traded or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject by reason of the date of issuance of the underlying Deposited Securities or otherwise.

(b) Direct Registration Receipts. Notwithstanding anything in this Deposit Agreement or in the Receipt to the contrary, American Depositary Shares shall be evidenced by Direct Registration Receipts, unless certificated Receipts are specifically requested by the Holder and for no additional fee. Holders shall be bound by the terms and conditions of this Deposit Agreement and of the form of Receipt, regardless of whether their Receipts are Direct Registration Receipts or certificated Receipts.

(c)Transferability. Title to a Receipt (and to the Deposited Securities represented by the American Depositary Shares evidenced thereby), when properly endorsed in the case of Receipts in certificated form or upon delivery to the Depositary of properly executed instruments of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided that the Company and the Depositary, notwithstanding any notice to the contrary, may treat the Holder thereof as the absolute owner thereof for the purpose of determining the person entitled to any distribution or notice and for all other purposes.

SECTION 2.02. Deposit of Shares. (a) Deposit with Custodian. Shares may be deposited under this Deposit Agreement by delivery thereof to the Custodian, properly endorsed or accompanied by a duly executed instrument or instruments of transfer in form satisfactory to the Custodian, together with any other documents and payments required under this Deposit Agreement, and a written order directing the Depositary to issue to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts through the Direct Registration System (or, if specifically requested, certificated Receipts) for the number of American Depositary Shares representing such deposited Shares. At the request, risk and expense of any holder of Shares, and for the account of such holder, the Depositary may receive certificates for Shares to be deposited, together with any other documents and payments required under this Deposit Agreement, for the purpose of forwarding such Share certificates to the Custodian for deposit hereunder.

(b)Assignment and Proxy. If required by the Depositary, Shares presented for deposit at any time, whether or not any register of Shareholders of the Company is closed, shall also be accompanied by (1) an agreement or assignment, or other instrument satisfactory to the Depositary, which will provide for the prompt transfer to the Custodian or its nominee of any dividend or right to subscribe for additional Shares or to receive other property which any person in whose name the Shares are or have been recorded may thereafter receive upon or in respect of such deposited Shares, or in lieu thereof such agreement of indemnity or other agreement as shall be satisfactory to the Depositary, and (2) if the Shares are registered in the name of the person on whose behalf they are presented for deposit, a proxy or proxies entitling the Custodian to vote such deposited Shares for any and all purposes until the Shares are registered in the name of the Custodian or its nominee.

(c) Registration and Holding. Upon each delivery to the Custodian of a certificate or certificates for Shares (or other Deposited Securities pursuant to Section 4.02, 4.03, 4.04 or 4.08) in registered form to be deposited hereunder, together with any other documents and payments required under this Deposit Agreement, the Custodian shall as soon as practicable present such certificate or certificates for registration of transfer of the Shares (or other Deposited Securities) being deposited in the name of the Custodian or its nominee at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration. Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary at such place or places as the Depositary shall determine. Neither the Depositary nor the Custodian shall lend any Deposited Securities.

SECTION 2.03. Execution and Delivery of Receipts. After the deposit of any Shares pursuant to Section 2.02, the Custodian shall, as promptly as practicable, notify the Depositary of such deposit and the person or persons to whom or upon whose written order a Receipt or Receipts are deliverable in respect thereof and the number of American Depositary Shares to be evidenced thereby. Such notification shall be made by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission. After receiving such notice from the Custodian, the Depositary, subject to this Deposit Agreement, shall, as promptly as practicable, execute and deliver at the Depositary's Office to or upon the order of the person or persons named in the notice delivered to the Depositary, a Receipt or Receipts, registered in the name or names requested by such person or persons, and evidencing in the aggregate the number of American Depositary Shares to which such person or persons are entitled.

SECTION 2.04. Transfer, Combination and Split-up of Receipts. The Depositary, subject to this Deposit Agreement, shall register transfers of Receipts in the Receipt register from time to time upon receipt at any of its designated transfer offices of proper instruments of transfer or upon any surrender of a Receipt at any of its designated transfer offices by the Holder in person or by duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, and duly stamped as may be required by applicable law. Thereupon the Depositary shall execute a new Receipt or Receipts and deliver the same to or upon the order of the person entitled thereto evidencing the same aggregate number of American Depositary Shares as those evidenced by the Receipts surrendered. The Depositary, subject to this Deposit Agreement, shall upon surrender at any of its designated transfer offices of a Receipt or Receipts for the purpose of effecting a split-up or combination of such Receipt or Receipts, execute and deliver a new Receipt or Receipts for any authorized number of American Depositary Shares requested, evidencing the same aggregate number of American Depositary Shares as those evidenced by the Receipt or Receipts replaced. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated Receipt with a Direct Registration Receipt, or vice versa, execute and deliver a certificated Receipt or a Direct Registration Receipt, as the case may be, for any authorized number of American Depositary Shares requested, evidencing the same aggregate number of American Depositary Shares as those evidenced by the certificated Receipt or Direct Registration Receipt, as the case may be, substituted. The Depositary may close the Receipt Register at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder or at the request of the Company.

SECTION 2.05. Withdrawal of Deposited Securities. Upon receipt at the Depositary's Office or at such other offices as the Depositary may designate of a Holder's written order directing the Depositary to cause the Deposited Securities represented by the American Depositary Shares evidenced by a Receipt to be withdrawn and delivered to or upon the written order of the person or persons designated in such order, and upon the surrender, if applicable, of a Receipt (properly endorsed in blank or accompanied by proper instruments of transfer in blank, to the extent required by the Depositary), at the Depositary's Office or at such other offices as it may designate, together with the Holder's written order directing the Depositary to cause the Deposited Securities represented by the American Depositary Shares evidenced by such Receipt to be withdrawn and delivered to or upon the written order of the person or persons designated in such order, the Depositary shall direct the Custodian to deliver as promptly as practicable, subject to this Deposit Agreement and to the provisions of or governing Deposited Securities, to or upon the written order of the person or persons designated in such order, the Deposited Securities at the time represented by the American Depositary Shares evidenced by such Receipt, and the Custodian shall so deliver such Deposited Securities, at the office of the Custodian, except that the Depositary may, in its discretion, at the request, risk and expense of the Holder make delivery of such Deposited Securities as promptly as practicable to such person or persons at the Depositary's Office or at any other place specified by the Holder in such order. Directions shall be given by letter or, at the request, risk and expense of the Holder, by cable, telex or facsimile transmission. Delivery of Deposited Securities may be made by the delivery of certificates, to the extent such Deposited Securities may be represented by certificates, which, if required by law, shall be properly endorsed or accompanied by properly executed instruments of transfer, and if such certificates may be so registered, registered in the name of such Holder, or as ordered by such Holder or properly endorsed or accompanied by proper instruments of transfer. Notwithstanding any provision of this Deposit Agreement or the Receipts, the Depositary may restrict withdrawals of Deposited Securities only for the reasons set forth in General Instruction I.A.(l) to Form F-6 under the Securities Act of 1933.

SECTION 2.06. Limitations on Issuance, Execution and Delivery and Transfer of Receipts and Withdrawal of Deposited Securities. As a condition precedent to the issuance, execution and delivery, registration, registration of transfer, split-up or combination of any Receipt, the delivery of any distribution thereon or, subject to the last sentence of Section 2.05, the withdrawal of any Deposited Securities, the Depositary, the Company or the Custodian may require of the Holder, the presenter of the Receipt or the depositor of Shares: (a) payment of a sum sufficient to pay or reimburse it for payment of (i) any stock transfer or other tax or other governmental charge with respect thereto, (ii) any stock transfer or registration fees for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any charges of the Depositary upon delivery of Receipts against deposits of Shares and upon withdrawal of Deposited Securities against surrender of Receipts as set forth in Section 5.09 of this Deposit Agreement; (b) the production of proof satisfactory to it as to the identity and genuineness of any signature and as to any other matter contemplated by Section 3.01; and (c) compliance with such reasonable regulations, if any, as the Depositary and the Company may establish consistent with the provisions of this Deposit Agreement. The delivery of Receipts against deposits of Shares may be suspended, deposits of Shares may be refused, or the registration of transfer of Receipts, their split-up or combination or, subject to the last sentence of Section 2.05 hereof, the withdrawal of Deposited Securities may be suspended, in particular instances or generally, when the Receipt register or any register for Shares or other Deposited Securities is closed, or any time or from time to time when any such action is deemed necessary or advisable by the Depositary or the Company for any reason, including without limitation any requirement of law or of any government or governmental body or commission, any provision of this Deposit Agreement or the provisions of or governing Deposited Securities, any meeting of Shareholders or any payment of dividends. The Depositary may issue Receipts against rights to receive Shares from the Company, or any registrar, transfer agent, clearing agency or other entity recording Share ownership or transactions. The Depositary will not issue Receipts against other rights to receive Shares unless (i) such Receipts are fully collateralized (marked to market daily) with cash or U.S. government securities until such Shares are deposited, (ii) the applicant for such Receipts represents in writing that it was the beneficial owner of such Shares before the issuance of Receipts, and has assigned all beneficial right, title and interest in such Shares to the Depositary for the benefit of the Holders and will hold them for the account of the Depositary until delivery upon the Depositary's request and (iii) all such Receipts represent not more than 20% of the Shares actually deposited. Such collateral, but not the earnings thereon, shall be held for the benefit of the Holders. The Depositary may retain for its own account any compensation for the issuance of Receipts against such other rights to receive Shares, including without limitation earnings on the collateral securing such rights. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under this Deposit Agreement any Shares required to be registered pursuant to the provisions of the Securities Act of 1933, unless a registration statement under the Securities Act of 1933 is in effect as to such Shares. The Depositary will comply with written instructions of the Company to not accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company's compliance with the securities laws of the United States and Canada.

SECTION 2.07. Substitution of Receipts. In case any Receipt in certificated form shall be mutilated, destroyed, lost or stolen, the Depositary shall issue a new Receipt through the Direct Registration System or, if specifically requested or the Direct Registration System is not otherwise available, execute and deliver a new Receipt of like tenor, in either case in exchange and substitution for such mutilated Receipt upon cancellation thereof, or in lieu of and in substitution for such destroyed or lost or stolen Receipt, unless the Depositary has notice that such Receipt has been acquired by a bona fide purchaser, upon the Holder thereof filing with the Depositary (a) a request for such execution and delivery and (b) a sufficient indemnity bond and satisfying any other reasonable requirements imposed by the Depositary, including, without limitation, evidence satisfactory to the Depositary of such destruction or loss or theft of such Receipt, the authenticity thereof and the Holder's ownership thereof.

SECTION 2.08. Cancellation and Destruction of Receipts. All Receipts surrendered to the Depositary shall be canceled by the Depositary. The Depositary is authorized to destroy Receipts in certificated form so canceled.

SECTION 2.09. Maintenance of Records. The Depositary agrees to maintain or cause its agents to maintain records of all Receipts surrendered and Deposited Securities withdrawn under Section 2.05, substitute Receipts delivered under Section 2.07, and of canceled or destroyed Receipts under Section 2.08, in keeping with procedures ordinarily followed by stock transfer agents located in The City of New York.

ARTICLE III

Certain Obligations of Holders

SECTION 3.01. Information. Any person presenting Shares for deposit or any Holder of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof as to citizenship, residence, exchange control approval, legal or beneficial ownership of Receipts, Deposited Securities or other securities, compliance with all applicable laws and regulations, all applicable provisions of or governing Deposited Securities, and the terms of this Deposit Agreement, or other information, and to execute and deliver to the Depositary or the Custodian such certificates, including such representations and warranties, as the Depositary may deem necessary or proper or as the Company may require by written request to the Depositary or the Custodian. The Depositary may withhold the delivery or registration of transfer of any Receipt or any distribution on any Deposited Securities represented by the American Depositary Shares evidenced by such Receipt until the foregoing is accomplished to the Company's and the Depositary's satisfaction.

SECTION 3.02. Liability of Holder for Taxes. If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to any Receipt or any Deposited Securities represented by the American Depositary Shares evidenced by such Receipt, such tax or other governmental charge shall be payable by the Holder of such Receipt, who shall pay the amount thereof to the Depositary. The Depositary may refuse to effect registration of transfer of such Receipt or any split-up or combination thereof or any withdrawal of such Deposited Securities until such payment is made, and may withhold or deduct from any distributions on such Deposited Securities or may sell for the account of the Holder thereof any part or all of such Deposited Securities (after attempting by reasonable means to notify such Holder prior to such sale), and may apply such cash or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder of such Receipt remaining liable for any deficiency.

SECTION 3.03. Warranties on Deposit of Shares. Every person depositing Shares under this Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are validly issued and outstanding, fully paid, nonassessable and free of preemptive rights, and that the person making such deposit is duly authorized so to do and that such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States or (B) or are offered or sold in transactions registered under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and the execution and delivery of Receipts therefor.

SECTION 3.04. Disclosure of Interests. To the extent that provisions of or governing any Deposited Securities may require the disclosure of beneficial or other ownership of Deposited Securities, other Shares and other securities to the Company and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the Depositary shall use its reasonable efforts to comply with Company instructions as to Receipts in respect of any such enforcement or limitation and Holders shall comply with all such disclosure requirements and ownership limitations and shall cooperate with the Depositary's compliance with such Company instructions.

ARTICLE IV

Deposited Securities

SECTION 4.01. Cash Distributions. Whenever the Depositary or the Custodian shall receive any cash dividend or other cash distribution upon any Deposited Securities, the Depositary shall, on the payment date established by the Depositary, after any necessary conversion of such distribution into U.S. dollars pursuant to Section 4.05 and after fixing a record date in respect thereof pursuant to Section 4.06, subject to this Deposit Agreement, distribute the amount thus received, by checks drawn on a bank in the United States, to the Holders on such record date of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively; provided that the Depositary shall make appropriate adjustments in the amounts so distributed in respect of (a) any of such Deposited Securities being not entitled, by reason of its date of issuance or otherwise, to receive all or any portion of such distribution or (b) any amounts (i) required to be withheld by the Company, the Custodian or the Depositary from any such distribution, including amounts on account of taxes, or (ii) charged by the Depositary in connection with the conversion of foreign currency into U.S. dollars pursuant to Section 4.05. The Depositary shall distribute only such amount as can be distributed without distributing to any Holder a fraction of one cent. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices. Payment dates established at the earliest practicable date by the Depositary under this Deposit Agreement shall be established in accordance with then current market practice.

SECTION 4.02. Share Distributions. If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may or shall, if the Company shall so request, subject to this Deposit Agreement, on the payment date established by the Depositary, distribute to the Holders on a record date fixed pursuant to Section 4.06 of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively, additional Receipts for an aggregate number of American Depositary Shares representing the number of Shares received as such dividend or free distribution. In lieu of delivering Receipts for fractional American Depositary Shares in the case of any such distribution, the Depositary shall sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds of such sale as in the case of a distribution received in cash pursuant to Section 4.01. If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent its proportionate interest in the additional Shares so distributed upon such Deposited Securities.

SECTION 4.03. Rights Distributions. If the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any nature, the Depositary, after consultation with the Company to the extent practicable, shall have discretion as to the procedure to be followed in making such rights available to the Holders or in disposing of such rights and distributing the net proceeds thereof as in the case of a distribution received in cash pursuant to Section 4.01 or, if by the terms of the rights offering or by reason of applicable law the Depositary may neither make such rights available to the Holders nor dispose of such rights and distribute the net proceeds thereof, in allowing the rights to lapse; provided that the Depositary shall, if requested by the Company, subject to this Deposit Agreement, if at the time of the offering of any such rights the Depositary determines that it is lawful and feasible to do so (a) distribute such rights by means of warrants or otherwise in such form as the Depositary may determine to the Holders on a record date fixed pursuant to Section 4.06 of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively, or employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such Holders, or (b) sell such rights at public or private sale, at such place or places and upon such terms as it may deem proper, and allocate the proceeds of such sales for account of the Holders otherwise entitled to such rights, upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, or the date of delivery of any Receipt or Receipts, or otherwise, and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to Section 4.01. The Depositary will not offer such rights to Holders having an address in the United States, unless the Company furnishes to the Depositary (i) evidence that a registration statement under the Securities Act of 1933 covering such offering is in effect or (ii) an opinion of counsel for the Company in the United States satisfactory to the Depositary to the effect that such offering does not require registration under the Securities Act of 1933. If any filings, receipts, orders, approvals or consents under applicable securities legislation of any Province of Canada are required with respect to the securities to which any rights relate in order for the Company to offer such rights to Holders and sell the securities represented by such rights, the Depositary will not offer such rights to Holders having an address in any such Province of Canada unless and until the Company notifies the Depositary that such filings have been made or such receipts, orders, approvals or consents have been obtained.

SECTION 4.04. Other Distributions. Whenever the Depositary or the Custodian shall receive any distribution other than cash, Shares or rights upon any Deposited Securities, subject to this Deposit Agreement, the Depositary shall, on the payment date established by the Depositary, cause securities or property to be distributed to the Holders on a record date fixed pursuant to Section 4.06 of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided that if in the opinion of the Depositary such distribution cannot be made proportionately among the Holders entitled thereto, or if for any other reason (including any tax withholding or securities laws requirement) the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, and the distribution by the Depositary to the Holders of the net proceeds of any such sale as in the case of a distribution received in cash pursuant to Section 4.01.

SECTION 4.05. Conversion of Foreign Currency. Whenever the Depositary or the Custodian shall receive foreign currency, as a cash dividend or other distribution or as the net proceeds from the sale of securities, property or rights, which, in the judgment of the Depositary can then be converted on a reasonable basis into U.S. dollars which can then be transferred to the United States, the Depositary shall convert or cause to be converted, by sale or in any other manner that it may determine, such foreign currency into U.S. dollars and shall transfer the resulting U.S. dollars (net of its expenses in effecting such conversion) to the United States. Such U.S. dollars shall be distributed to the Holders entitled thereto or, if the Depositary shall have distributed any warrants or other instruments that entitle the holders thereof to such U.S. dollars, then to the holders of such warrants or instruments, as applicable, upon surrender thereof for cancellation. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of exchange restrictions or otherwise. If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file such application for approval or license, if any, as it may deem desirable. If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary is not convertible on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any governmental authority or agency thereof that is required for such conversion is denied or in the opinion of the Depositary is not obtainable at a reasonable cost or within a reasonable period, the Depositary shall in its discretion, but subject to applicable laws and regulations, either distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to, or hold such foreign currency (without liability for interest thereon) for the respective accounts of, the Holders entitled to receive the same. If any such conversion of foreign currency, in whole or in part, can be effected for distribution to some but not all of the Holders entitled thereto, the Depositary may in its discretion make such conversion and distribution in U.S. dollars to the extent permissible to the Holders entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance (without liability for interest thereon) for the respective accounts of, the Holders entitled thereto for whom such conversion and distribution is not practicable.

SECTION 4.06. Fixing of Record Date. The Depositary may, after consultation with the Company if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be responsible for the fee assessed by the Depositary for administration of the ADR program and for any expenses provided for herein as well as for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled or obligated. Subject to this Deposit Agreement, only such Holders at the close of business on such record date shall be entitled to receive any such distribution or proceeds, to give such voting instructions, to receive such notice or solicitation, to act in respect of any such other matter or be so obligated.

SECTION 4.07. Voting of Deposited Securities. As soon as practicable after receipt of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall (to the extent permitted by law) mail to Holders a notice containing (a) such information as is contained in such notice (or if requested by the Company, a summary of such information provided by the Company), (b) a statement that each Holder at the close of business on a specified record date will be entitled, subject to the provisions of or governing Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the American Depositary Shares evidenced by such Holders' Receipts, and (c) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given (or be deemed given in accordance with the last sentence of this Section if no instruction is received) to the Depositary to give a discretionary proxy to a person designated by the Company. Upon the written request of a Holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person designated by the Company to vote) the Deposited Securities represented by the American Depositary Shares evidenced by such Holder's Receipts in accordance with any instructions set forth in such request. The Depositary shall not itself exercise any voting discretion over any Deposited Securities. If no instructions are received by the Depositary from any Holder with respect to any of the Deposited Securities represented by the American Depositary Shares evidenced by such Holder's Receipts on or before the date established by the Depositary for such purpose, the Depositary shall deem such Holder to have instructed the Depositary to give a discretionary proxy to a person designated by the Company with respect to such Deposited Securities and the Depositary shall give a discretionary proxy to a person designated by the Company to vote such Deposited Securities, provided that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary (and the Company agrees to provide such information promptly in writing) that (x) the Company does not wish such proxy given, (y) substantial opposition exists or (z) materially and adversely affects the rights of holders of Shares.

Subject to the rules of any securities exchange on which American Depositary Shares or the Deposited Securities represented thereby are listed, at least two Business Days prior to the date of such meeting, the Depositary shall if requested by the Company deliver to the Company, to the attention of its Secretary, copies of all instructions received from Holders in accordance with which the Depositary will vote, or cause to be voted, the Deposited Securities represented by the American Depositary Shares evidenced by such Receipts at such meeting. Delivery of instructions will be made at the expense of the Company provided that payment of such expense shall not be a condition precedent to the obligations of the Depositary under this Section.

There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner.

SECTION 4.08. Changes Affecting Deposited Securities. Subject to other provisions hereof, the Depositary may, in its discretion, amend the terms of the American Depositary Shares or distribute additional or amended American Depositary Shares (with or without calling any American Depositary Shares for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any issuance under Section 4.02, Section 4.03 or Section 4.04 hereof not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend the Receipts or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each American Depositary Share shall automatically represent its pro rata interest in the Deposited Securities as then constituted. Notwithstanding anything to the contrary contained in this provision, amendments to the Deposit Agreement must comply with Section 6.01 hereof.

SECTION 4.09. Withholding. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld by the Company and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. The Depositary will forward to the Company such information from its records as the Company may reasonably request to enable the company to file necessary reports with governmental authorities or agencies, and either the Company or the Depositary may file any such reports necessary to obtain benefits under any applicable tax treaties for Holders. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto as in the case of a distribution pursuant to Section 4.01, 4.02, 4.03 or 4.04. Each Holder of a Receipt or an interest therein agrees to indemnify the Depositary, the Company, the Custodian and any of their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

ARTICLE V

The Depositary and the Company

SECTION 5.01. Maintenance of Depositary’s Office and Register; Certain Agents of the Depositary; Lists of Holders. (a) Depositary's Office. The Depositary or its agent shall maintain facilities for the delivery and surrender of Shares, the execution and delivery, registration, registration of transfer, combination and split-up of Receipts and the withdrawal of Deposited Securities all in accordance with the provisions of this Deposit Agreement.

(b)The Register. The Depositary or its agent shall keep a Receipt Register for the registration of Receipts and transfers of Receipts that at all reasonable times shall be open for inspection by the Holders and the Company; provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than the business of the Company or a matter related to this Deposit Agreement or the Receipts.

(c)Receipt Registrars and Co-Transfer Agents. If any Receipts or the American Depositary Shares evidenced thereby are listed on one or more stock exchanges in the United States, the Depositary or its agent shall act as Receipt registrar or, upon the written request or with the written approval of the Company, appoint a Receipt registrar or one or more co-registrars to register Receipts and transfers combinations and split-ups of Receipts and to countersign Receipts in accordance with any requirements of such exchange or exchanges and with the terms of any such appointment. Such Receipt registrar or co-registrars may be removed and a substitute or substitutes appointed by the Depositary upon the written request or with the written approval of the Company. The Depositary, upon the written request or with the written approval of the Company, may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of Receipts at designated transfer offices on behalf of the Depositary. Such co-transfer agents may be removed and substitutes appointed by the Depositary upon the written request or with the written approval of the Company. Each Receipt registrar, co-registrar or co-transfer agent appointed under this Section 5.01 (other than JPMorgan Chase Bank, N.A.) shall give notice in writing to the Company and the Depositary accepting such appointment and agreeing to be bound by the applicable terms of this Deposit Agreement.

(d)Lists of Holders. At the expense of the Company, the Company shall have the right to inspect transfer and registration records of the Depositary or its agent, take copies thereof and require the Depositary or its agent, the Receipt registrar and any co-transfer agents or co-registrars to supply copies of such portions of such records as the Company may request. The Depositary or its agent shall furnish to the Company, promptly upon the written request of the Company, a list of the names, addresses and holdings of American Depositary Shares by all Holders as of a recent date within seven days of the date of such request.

(e)Depositary's Agent. The Depositary may perform its obligations under this Section 5.01 through any agent appointed by it, provided that the Depositary shall notify the Company of such appointment and shall remain responsible for the performance of such obligations as if no agent were appointed.

SECTION 5.02. Prevention or Delay in Performance. Neither the Depositary, its agents nor the Company shall incur any liability if, by reason of any present or future law, rule, or regulation of the United States, the United Mexican States or any other jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company's charter, any act of God, war, terrorism or other circumstances beyond its control, the Depositary, its agents or the Company shall be prevented or forbidden from, or subjected to any civil or criminal penalty on account of, or delayed in, doing or performing any act or thing which by the terms of this Deposit Agreement it is provided shall be done or performed; nor shall the Depositary, its agents or the Company incur any liability to any Holder or other person by reason of any nonperformance or delay, caused as aforesaid, in performance of any act or thing that by the terms of this Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement.

SECTION 5.03. Obligations Limited. The Company assumes no obligation and shall be subject to no liability under this Deposit Agreement or the Receipts to Holders or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in this Deposit Agreement without gross negligence or bad faith. Each of the Depositary and its agents assumes no obligation and shall be subject to no liability under this Deposit Agreement or the Receipts to Holders or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in this Deposit Agreement without gross negligence or bad faith. Without limitation of the preceding sentence, none of the Depositary or its agents shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the Receipts. Without limitation of the preceding sentences, the Company shall not be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the Receipts that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it in its sole discretion against all expense and liability be furnished as often as may be required. Neither the Depositary, nor its agents nor the Company shall be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. Notwithstanding anything to the contrary set forth in the Deposit Agreement or a Receipt, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any Receipt or Receipts or otherwise related hereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances. Neither the Company nor the Depositary nor any of their respective agents shall be liable to Holders or beneficial owners of interests American Depositary Shares for any indirect, special, punitive or consequential damages. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in Receipts. No disclaimer of liability under the Securities Act of 1933 is intended by any provision of this Deposit Agreement.

SECTION 5.04. Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Company or be removed as Depositary by the Company by written notice of such removal delivered to the Depositary, such resignation or removal to take effect upon the appointment of and acceptance by a successor depositary as hereinafter provided. In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use reasonable best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor nevertheless upon payment of all sums due it and on the written request of the Company shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, and such predecessor shall thereupon duly assign, transfer and deliver all right, title and interest in the Deposited Securities to such successor and shall deliver to such successor a list of the Holders. Any such successor depositary shall promptly mail notice of its appointment to the Holders. Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

SECTION 5.05. The Custodian. The Depositary, upon the written request of the Company, will appoint or replace one or more agents to act for the Depositary as Custodian hereunder unless the Depositary reasonably believes that the proposed Custodian is not, or will not be, able to provide service satisfactory to the Depositary, to be based upon, without limitation, consideration of operational systems, security procedures, expenses and credit standing, in which case the Depositary and the Company will use their reasonable best efforts to resolve any service issue. In addition, the Depositary, upon the written approval of the Company (which shall not be unreasonably withheld), may from time to time appoint one or more agents to act for it as Custodian hereunder. Each Custodian so appointed (other than JPMorgan Chase Bank, N.A.) shall give notice in writing to the Company and the Depositary accepting such appointment and agreeing to be bound by the applicable terms hereof. Any Custodian in acting hereunder shall be subject at all times and in all respects to the directions of the Depositary and shall be responsible solely to it. Any Custodian may resign from its duties hereunder by notice of such resignation delivered to the Depositary at least 30 days prior to the date on which such resignation is to become effective. The Depositary may discharge any Custodian at any time upon notice to the Custodian being discharged with the written approval of the Company (which shall not be unreasonably withheld). Any Custodian ceasing to act hereunder as Custodian shall deliver all Deposited Securities held by it to a Custodian continuing to act upon the instruction of the Depositary. The Depositary shall give notice in writing to all Holders of the name and location of the appointment of any Custodian not named in the Receipts. Upon the appointment of any successor depositary hereunder, any Custodian then acting hereunder shall forthwith become, without any further act or writing, the agent hereunder of such successor depositary and the appointment of such successor depositary shall in no way impair the authority of any Custodian hereunder; but the successor depositary so appointed shall, nevertheless, on the written request of any Custodian, execute and deliver to such Custodian all such instruments as may be proper to give to the Custodian full and complete power and authority as agent hereunder of such successor depositary.

SECTION 5.06. Notices and Reports to Holders. On or before the first date on which the Company gives notice, by publication or otherwise, of any meeting of holders of Shares or other Deposited Securities, or of any adjourned meeting of such holders, or of the taking of any action by such holders other than at a meeting, the Company shall transmit to the Custodian a an English language version of the notice thereof in the form given or to be given to holders of Shares or other Deposited Securities. The Company will also promptly transmit to the Custodian English language versions of any report and other communications that are made generally available by the Company to holders of its Shares or other Deposited Securities. The Depositary will, at the Company's expense, arrange for the prompt transmittal by the Custodian to the Depositary of such notices, reports and other communications and arrange for the mailing, at the Company's expense, of copies thereof (or if requested by the Company, a summary of any such notice provided by the Company) to all Holders or, at the request of the Company, make such notices, reports and other communications available to all Holders on a basis similar to that for holders of Shares or other Deposited Securities, or on such other basis as the Company may advise the Depositary may be required by any applicable law, regulation or stock exchange requirement. The Company has delivered to the Depositary and the Custodian a copy of the provisions of or governing the Shares and any other Deposited Securities issued by the Company or any affiliate of the Company, and promptly upon any amendment thereto or change therein, the Company shall deliver to the Depositary and the Custodian a copy of such provisions as so amended or changed. The Depositary may rely upon such copy for all purposes of this Agreement. The Depositary will, at the expense of the Company, make such copy and such notices, reports and other communications available for inspection by Holders at the Depositary's Office, at the office of the Custodian and at any other designated transfer offices.

SECTION 5.07. Issuance of Additional Shares, etc. Neither the Company nor any company controlling, controlled by or under common control with the Company shall issue additional Shares, rights to subscribe for Shares, securities convertible into or exchangeable for Shares, or rights to subscribe for any such securities or shall deposit any Shares under this Deposit Agreement, except under circumstances complying in all respects with the Securities Act of 1933. The Depositary will use reasonable efforts to comply with reasonable written instructions of the Company not to accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may be specified in such instructions in order to facilitate the Company's compliance with securities laws in the United States.

SECTION 5.08. Indemnification. The Company shall indemnify, defend and save harmless each of the Depositary and its agents against any loss, liability or expense (including reasonable fees and expenses of counsel) which may arise out of acts performed or omitted, in connection with the provisions of this Deposit Agreement and of the Receipts, as the same may be amended, modified or supplemented from time to time in accordance herewith (i) by either the Depositary or its agents or their respective directors, employees, agents and affiliates, except, subject to the penultimate paragraph of this Section 5.08, for any liability or expense directly arising out of the negligence or bad faith of the Depositary, or (ii) by the Company or any of its directors, employees, agents or affiliates.

The indemnities set forth in the preceding paragraph shall also apply to any liability or expense which may arise out of any misstatement or alleged misstatement or omission or alleged omission in any registration statement, proxy statement, prospectus (or placement memorandum), or preliminary prospectus (or preliminary placement memorandum) relating to the offer or sale of American Depositary Shares, except to the extent any such liability or expense arises out of (i) information relating to the Depositary or its agents (other than the Company), as applicable, furnished in writing by the Depositary expressly for use in any of the foregoing documents or (ii) if such information is provided, the failure to state a material fact necessary to make the information provided not misleading.

Except as provided in the next succeeding paragraph, the Depositary shall indemnify, defend and save harmless the Company against any loss, liability or expense (including reasonable fees and expenses of counsel) incurred by the Company in respect of this Deposit Agreement to the extent such loss, liability or expense is due to the negligence or bad faith of the Depositary.

Notwithstanding any other provision of this Deposit Agreement or the Receipts to the contrary, neither the Company nor the Depositary, nor any of their agents, shall be liable to the other for any indirect, special, punitive or consequential damages (collectively "Special Damages") except (i) to the extent such Special Damages arise from the gross negligence or willful misconduct of the party from whom indemnification is sought or (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, Holders) against the Depositary or its agents, except to the extent such Special Damages arise out of the gross negligence or willful misconduct of the party seeking indemnification hereunder

The obligations set forth in this Section 5.08 shall survive the termination of this Deposit Agreement and the succession or substitution of any indemnified person.

SECTION 5.09. Charges of Depositary. For the benefit of the Depositary and/or the Company, the Depositary may collect from (i) each person to whom American Depositary Shares are issued, including, without limitation, issuances against deposits of Shares, issuances under Section 4.02, 4.03 and/or 4.04 hereof, issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the American Depositary Shares or the Deposited Securities, and (ii) each person surrendering American Depositary Shares for withdrawal of Deposited Securities or whose American Depositary Shares are cancelled or reduced for any other reason, U.S. $5.00 for each 100 American Depositary Shares (or portion thereof) issued, delivered, reduced, cancelled or surrendered (as the case may be). The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering American Depositary Shares, to whom American Depositary Shares are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the American Depositary Shares or the Deposited Securities or a distribution of American Depositary Shares under Section 4.02, 4.03 or 4.04), whichever is applicable (i) a fee of $.02 or less per American Depositary Share (or portion thereof) for any Cash distribution made pursuant to the Deposit Agreement, (ii) to the extent not prohibited by the rules of the primary stock exchange upon which the American Depositary Shares are listed, a fee of $1.50 per Receipt or Receipts for transfers made hereunder, (iii) a fee for the distribution or sale of securities under this Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes hereof treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iv) a fee of up to US$0.02 per American Depositary Share (or portion thereof) per year for the services performed by the Depositary in administering the Receipts (which fee shall be assessed against Holders as of the record date or dates set by the Depositary not more than once each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (v) such fees and expenses as are incurred by the Depositary (including without limitation expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, Receipts or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement), (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency), and (v) any other charge payable by any of the Depositary, any of the Depositary’s agents, including, without limitation, the custodian, or the agents of the Depositary’s agents in connection with the servicing of the Shares or other Deposited Securities (which charge shall be assessed against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary.

SECTION 5.10. Statutory Reports. The Depositary shall make available for inspection by Holders at the Depositary's Office and at any other designated transfer offices any reports and communications received from the Company which are both (a) received by the Depositary, the Custodian or the nominee of either as the holder of Deposited Securities and (b) made generally available to the holders of Deposited Securities by the Company. In connection with any registration statement relating to the Receipts, the Company and the Depositary shall each furnish to the other and to the Commission such information as shall be required to make such filings or comply with such undertakings.

SECTION 5.11. Available Information to the Commission. The Company furnishes the Commission with certain public reports and documents required by foreign law or otherwise under the Securities Exchange Act of 1934. Such reports and documents, and all notices, reports and communications referred to in Sections 5.06 and 5.10, shall be in English to the extent required under the Securities Exchange Act of 1934, or to the extent any such notice, report or communication has been translated by the Depositary.

ARTICLE VI

Amendment and Termination

SECTION 6.01. Amendment. The Receipts and any provisions of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect. Any amendment that shall impose or increase any fees or charges (other than the fees and charges referred to in clauses (i) through (v) of the penultimate sentence of Section 5.09 hereof) or that shall otherwise prejudice any substantial existing right of Holders, shall not, however, become effective as to outstanding Receipts until the expiration of 30 days after notice of such amendment shall have been given to the Holders. Every Holder at the expiration of 30 days after such notice shall be deemed by holding such Receipt to consent and agree to such amendment and to be bound by the Deposit Agreement or the Receipts as amended thereby. In no event shall any amendment impair the right of the Holder of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the American Depositary Shares to be registered on Form F-6 under the Securities Act of 1933 or (b) the American Depositary Shares or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of Receipt to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the Receipt at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

SECTION 6.02. Termination. The Depositary shall at any time at the direction of the Company terminate this Deposit Agreement by giving notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. The Depositary may terminate this Deposit Agreement, upon the notice set forth in the preceding sentence of this Section 6.02, at any time after 90 days after the Depositary shall have delivered to the Company its written resignation, Provided that no successor depositary shall have been appointed and accepted its appointment as provided in Section 5.04 before the end of such 90 days. After the date so fixed for termination, the Depositary and its agents shall perform no further acts under this Deposit Agreement, except to advise Holders of such termination, to receive and hold distributions on Deposited Securities (or sell property or rights or convert Deposited Securities into cash as provided in this Deposit Agreement) and to deliver Deposited Securities in exchange for Receipts surrendered to the Depositary. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and may thereafter (so long as it may lawfully do so) hold in a segregated account the net proceeds of any such sale, together with any other cash then held by it hereunder,.without liability for interest, in trust for the pro rata benefit of the Holders of Receipts that have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Receipts and this Deposit Agreement, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary and its agents under Sections 5.08 and 5.09. The obligations of the Depositary under Section 5.08 shall survive the termination of this Deposit Agreement.

ARTICLE VII

Miscellaneous

SECTION 7.01. Counterparts. This Deposit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument. Copies of this Deposit Agreement shall be filed with the Depositary and the Custodian and shall be open to inspection by any Holder during business hours.

SECTION 7.02. No Third Party Beneficiaries. This Deposit Agreement is for the exclusive benefit of the Company, the Depositary and, to the extent contemplated hereby, the Holders, and their respective successors hereunder, and shall not give any legal or equitable right, remedy or claim whatsoever to any other person.

SECTION 7.03. Severability. In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

SECTION 7.04. Holders Parties; Binding Effect. The Holders and owners of Receipts from time to time shall be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance thereof.

SECTION 7.05. Notices. (a) To the Company. Any and all notices to be given to the Company shall be duly given if personally delivered or sent by mail, first class airmail postage prepaid, or by cable, telex or facsimile transmission in each case confirmed by letter, addressed to Telefonos de Mexico, S.A. de C.V., Parque Via 190, Colonia Cuauhtemoc, 06599 Mexico, D.F., United Mexican States, Attention: Director, Finanza y Administraci6n or any other address which the Company may specify in writing to the Depositary.

(b) To the Depositary. Any and all notices to be given to the Depositary shall be duly given if personally delivered or sent by mail, first class airmail postage prepaid, or by cable, telex or facsimile transmission in each case confirmed by letter, addressed to JPMorgan Chase Bank, N.A., 4 New York Plaza, 13th Floor, New York, New York 10004, Attention: ADR Administration, which is the location of the Depositary's Office on the date of this Deposit Agreement, or any other address which the Depositary may specify in writing to the Company.

(c) To the Holders. Any and all notices to be given to any Holder shall be duly given if personally delivered or sent by mail, first class airmail postage prepaid, or by cable, telex or facsimile transmission in each case confirmed by letter, addressed to such Holder at the address of such Holder as it appears on the transfer books for Receipts of the Depositary, or, if such Holder shall have filed with the Depositary a written request that notices intended for such Holder be mailed to some other address, at the address designated in such request.

(d) General. Notice given as aforesaid, (i) to the Company or the Depositary, shall be deemed to be effected when received, and (ii) to a Holder by mail or by cable, telex or facsimile transmission, shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a cable, telex or facsimile transmission) is deposited, first class airmail postage prepaid, in a post-office letter box. The Depositary or the Company may act upon any cable, telex or facsimile transmission received by it from the other or from any Holder, notwithstanding that such cable, telex or facsimile transmission shall not subsequently be confirmed as aforesaid.

SECTION 7.06. Governing Law. This Deposit Agreement and the Receipts shall be interpreted and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by the laws of the State of New York.

SECTION 7.07. Amendment and Restatement of Old Deposit Agreement. The Deposit Agreement amends and restates the Old Deposit Agreement in its entirety to consist exclusively of the Deposit Agreement, and each Old Receipt is hereby deemed amended and restated to substantially conform to the form of Receipt set forth in Exhibit A annexed hereto, except that, to the extent any portion of either such amendment and restatement would prejudice any substantial existing right of owners of Old Receipts, such portion shall not become effective as to such owners until 30 days after such owners shall have received notice thereof, such notice to be conclusively deemed given upon the mailing to such owners of notice of such amendment and restatement which notice contains a provision whereby such owners can receive a copy of the form of Receipt.

IN WITNESS WHEREOF, TELEFONOS DE MEXICO, S.A. DE C.V. and JPMORGAN CHASE BANK, N.A. have duly executed this Deposit Agreement as of the day and year first above set forth and all holders of Receipts shall become parties hereto upon acceptance by them of Receipts issued in accordance with the terms hereof.

TELEFONOS DE MEXICO, S.A. DE C.V.

By:
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A.

By:
Title:

EXHIBIT A
TO
DEPOSIT AGREEMENT

UNDER MEXICAN LAW AND THE CONCESSION GRANTED TO
TELEFONOS DE MEXICO, S.A. DE C.V., FOREIGN STATES,
MEXICAN RADIO OR TELEVISION CONCESSIONAIRES AND
PERSONS PARTICIPATING IN RADIO BROADCASTING MAY NOT
DIRECTLY OR INDIRECTLY OWN SHARES OF ANY SERIES OF CAPITAL
STOCK OF TELEFONOS DE MEXICO, S.A. DE C.V.

[FORM OF FACE OF RECEIPT]

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

SERIES A SHARES

of

TELEFONOS DE MEXICO, S.A. DE C.V.

Incorporated under the
laws of the United Mexican States

No. ________________________

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as depositary (the "Depositary"), hereby certifies that __________________________________________is the owner of ______________ American Depositary Shares, representing deposited Series A Shares, without par value, including rights to receive such Series A Shares ("Shares,” provided that Series A Shares of any subseries shall not be Shares hereunder until they are entitled to the same rights, including with respect to dividends or other distributions, as Shares constituting Deposited Securities, as such term is hereinafter defined), of TELEFONOS DE MEXICO, S.A. DE C.V., a corporation organized under the laws of the United Mexican States (the "Company"). At the date hereof, each American Depositary Share represents twenty Shares deposited under the Deposit Agreement (hereinafter defined) at the Mexico City office of Banco Inbursa, S.A., as Custodian (the "Custodian").

(1) The Deposit Agreement. This American Depositary Receipt is one of the receipts (the "Receipts") executed and delivered pursuant to the Amended and Restated Deposit Agreement dated as of September , 2006 (as amended from time to time, the "Deposit Agreement ") by and among the Company, the Depositary and all registered holders (“Holders") from time to time of Receipts, each of whom by accepting a Receipt becomes a party thereto, bound by all applicable terms and provisions thereof and hereof. The Deposit Agreement sets forth the rights of Holders and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash collectively, the "Deposited Securities"). Copies of the Deposit Agreement and of the Company's provisions of or governing Deposited Securities are on file at the Depositary's Office, the office of the Custodian and at any other designated transfer office. The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions thereof. The Depositary makes no representation or warranty as to the validity or worth of the Deposited Securities.

(2) Withdrawal of Deposited Securities. Upon surrender of this Receipt and payment of the fee of the Depositary provided for in paragraph (8) of this Receipt at the Depositary's Office or at such other offices as it may designate, subject to the Deposit Agreement and the provisions of or governing the Deposited Securities, the Holder hereof is entitled to the delivery as promptly as practicable at the office of the Custodian to such Holder or upon such Holder's order of the Deposited Securities at the time represented by the American Depositary Shares evidenced by this Receipt. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at the Depositary's Office or at such other place as may have been requested by the Holder. Delivery of Deposited Securities may be made by the delivery of certificates to the extent such Deposited Securities may be represented by certificates. Notwithstanding any other provision of the Deposit Agreement or this Receipt, the Depositary may restrict the withdrawal of Deposited Securities only for the reasons set forth in General Instruction I.A.(l) to Form F-6 under the Securities Act of 1933.

(3) Transfers, Split-ups and Combinations. This Receipt is transferable on the register maintained by the Depositary by the Holder hereof in person or by duly authorized attorney, upon surrender of this Receipt at any designated transfer office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the Receipt register at any time or from time to time when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement or at the request of the Company. This Receipt may be split into other Receipts or may be combined with other Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as those evidenced by the Receipt or Receipts surrendered.

(4) Certain Limitations. Prior to the execution and delivery, registration, registration of transfer, split-up or combination of any Receipt, the delivery of any distribution in respect thereof, or the withdrawal of any Deposited Securities, the Depositary, the Company or the Custodian may require: (a) payment of (i) any stock transfer or other tax or other governmental charge with respect thereto, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (8) of this Receipt; (b) the production of proof satisfactory to it of the identity and genuineness of any signature and of such other information (including without limitation information as to citizenship, residence, exchange control approval, or legal or beneficial ownership of any securities) as it may deem necessary or proper or as the Company may require; and (c) compliance with such regulations, if any, as the Depositary and the Company may establish consistent with the Deposit Agreement. The delivery of Receipts against deposits of Shares may be suspended, deposits of Shares may be refused, or the registration of transfer of Receipts, their split-up or combination or the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the Receipt register or any register for Shares or other Deposited Securities is closed or when any such action is deemed necessary or advisable by the Depositary or the Company. Notwithstanding the foregoing or any other provision of the Deposit Agreement or this Receipt, the Depositary may restrict the withdrawal of Deposited Securities only for the reasons set forth in Instruction IA(l) to Form F-6 under the Securities Act of 1933. Neither the Depositary nor the Custodian will lend Deposited Securities. The Depositary may issue Receipts against rights to receive Shares from the Company, or any registrar, transfer agent, clearing agency or other entity recording Share ownership or transactions. The Depositary will not issue Receipts against other rights to receive Shares unless (i) such Receipts are fully collateralized (marked to market daily) with cash or U.S. government securities until such Shares are deposited, (ii) the applicant for such Receipts represents in writing that it was the beneficial owner of such Shares before the issuance of Receipts, and has assigned all beneficial right, title and interest in such Shares to the Depositary for the benefit of the Holders and will hold them for the account of the Depositary until delivery upon the Depositary's request and (iii) all such Receipts represent not more than 20% of the Shares actually deposited. Such collateral, but not the earnings thereon, will be held for the benefit of the Holders. The Depositary may retain for its own account any compensation for the issuance of Receipts against such other rights to receive Shares, including without limitation earnings on the collateral securing such rights. The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company's compliance with securities laws of the United States and Canada.

(5) Liability of Holder for Taxes. If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this Receipt or any Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, such tax or other governmental charge shall be payable by the Holder hereof, who shall pay the amount thereof to the Depositary. The Depositary may refuse to effect any registration of transfer of this Receipt or any split-up or combination hereof or any withdrawal of such Deposited Securities until such payment is made, and may withhold or deduct from any distributions on such Deposited Securities, or may sell for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such cash or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency.

(6) Warranties by Depositor. Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, and that the person making such deposit is duly authorized so to do and that such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States or (B) or are offered or sold in transactions registered under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

(7) Disclosure of Interests. To the extent that provisions of or governing any Deposited Securities may require the disclosure of beneficial or other ownership of Deposited Securities, other Shares and other securities to the Company and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the Depositary has agreed to use its reasonable efforts to comply with Company instructions as to Receipts in respect of any such enforcement or limitation and Holders and all persons taking and holding Receipts thereby agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the Depositary in the Depositary's compliance with such Company instructions.

(8) Charges of Depositary. For the benefit of the Depositary and/or the Company, the Depositary may collect from (i) each person to whom American Depositary Shares are issued, including, without limitation, issuances against deposits of Shares, issuances under Section 4.02, 4.03 and/or 4.04 of the Deposit Agreement, issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the American Depositary Shares or the Deposited Securities, and (ii) each person surrendering American Depositary Shares for withdrawal of Deposited Securities or whose American Depositary Shares are cancelled or reduced for any other reason, U.S. $5.00 for each 100 American Depositary Shares (or portion thereof) issued, delivered, reduced, cancelled or surrendered (as the case may be). The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering American Depositary Shares, to whom American Depositary Shares are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the American Depositary Shares or the Deposited Securities or a distribution of American Depositary Shares under Section 4.02, 4.03 or 4.04 of the Deposit Agreement), whichever is applicable (i) a fee of $.02 or less per American Depositary Share (or portion thereof) for any Cash distribution made pursuant to the Deposit Agreement, (ii) to the extent not prohibited by the rules of the primary stock exchange upon which the American Depositary Shares are listed, a fee of $1.50 per Receipt or Receipts for transfers made hereunder, (iii) a fee for the distribution or sale of securities pursuant to the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes hereof treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iv) a fee of up to US$0.02 per American Depositary Share (or portion thereof) per year for the services performed by the Depositary in administering the Receipts (which fee shall be assessed against Holders as of the record date or dates set by the Depositary not more than once each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (v) such fees and expenses as are incurred by the Depositary (including without limitation expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, Receipts or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement), (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency), and (v) any other charge payable by any of the Depositary, any of the Depositary’s agents, including, without limitation, the custodian, or the agents of the Depositary’s agents in connection with the servicing of the Shares or other Deposited Securities (which charge shall be assessed against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary.

(9) Title to Receipts. Title to this Receipt (and to the Deposited Securities represented by the American Depositary Shares evidenced hereby), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument; provided that the Company and the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the register maintained by the Depositary as the absolute owner hereof for the purpose of determining the person entitled to any distribution or notice and for all other purposes.

(10) Validity of Receipt. This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose unless executed by the Depositary by the manual signature of a duly authorized officer of the Depositary or, if a Receipt registrar for the Receipts shall have been appointed, by the manual signature of a duly authorized officer of such registrar or any co-registrar.

(11) Available Information. The Company furnishes the Securities and Exchange Commission with certain public reports and documents required by foreign law or otherwise under the Securities Exchange Act of 1934. Such reports and documents may be inspected and copied at the public reference facilities maintained by the Commission and located at the date of the Deposit Agreement at 100 F Street, N.E., Washington, D.C. 20549. Such reports and documents, and all reports and communications referred to in paragraph (16), shall be in English to the extent required under the Securities Exchange Act of 1934, or to the extent any such notice, report or communication has been translated by the Depositary.

Dated:	JPMORGAN CHASE BANK, N.A., as Depositary

By:
Authorized officer

As of the date of the Deposit Agreement, the address of the Depositary's Office is 4 New York Plaza, New York, New York 10004.

[FORM OF REVERSE OF RECEIPT]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS
OF THE DEPOSIT AGREEMENT

(12) Distributions Upon Deposited Securities. Whenever the Depositary or the Custodian shall receive any cash dividend or other cash distribution upon any Deposited Securities, the Depositary shall, subject to the Deposit Agreement, on the payment date established by the Depositary, distribute the amount thus received, by checks drawn on a bank in The United States, to the Holders on the record date set by the Depositary therefor of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively; provided that the Depositary shall make appropriate adjustments in the amounts so distributed in respect of (a) any of the Deposited Securities being not entitled, by reason of its date of issuance or otherwise, to receive all or any portion of such distribution or (b) any amounts (i) required to be withheld by the Company, the Custodian or the Depositary, including amounts on account of taxes or (ii) charged by the Depositary in connection with the conversion of foreign currency into U.S. dollars. Cash distributions and cash proceeds from sales of non-cash distributions in foreign currency will be converted by sale or such other manner as the Depositary may determine into U.S. dollars (net of the Depositary's charges and expenses in effecting such conversion) before distribution to Holders. If in the judgment of the Depositary amounts received in foreign currency may not be converted on a reasonable basis into U.S. dollars transferable to the United States, or may not be so convertible for all of the Holders entitled thereto, the Depositary may in its discretion make such conversion and distribution in U.S. dollars to the extent reasonable and permissible to the Holders entitled thereto and may distribute the balance in foreign currency to the Holders entitled thereto or hold such balance or all such foreign currency for the Holders entitled thereto (without liability for interest thereon). If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may or shall if the Company shall so request, subject to the Deposit Agreement, on the payment date established by the Depositary, distribute to the Holders on a record date set by the Depositary therefor of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively, additional Receipts for an aggregate number of Depositary Shares representing the number of Shares received as such dividend or free distribution. In lieu of delivering Receipts for fractional American Depositary Shares in the case of any such distribution, the Depositary shall sell the number of Shares represented by the aggregate of such fractions and distribute the net proceeds to the Holders entitled thereto as in the case of a distribution received in cash. If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent its proportionate interest in the additional Shares so distributed upon such Deposited Securities. If the Company shall offer or cause to be offered to the Holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any nature, the Depositary, after consultation with the Company to the extent practicable, shall have discretion as to whether and how such rights are to be made available to the Holders; provided that the Depositary shall, if requested by the Company, if at the time of the offering of any such rights the Depositary determines that it is lawful and feasible to do so, distribute rights to Holders by means of warrants or otherwise, or sell such rights at public or private sale, at such place or places and upon such terms as the Depositary may deem proper, and allocate the proceeds of such sales for account of the Holders otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, or the date of delivery of any Receipt or Receipts, or otherwise, and distribute the net proceeds so allocated to the Holders entitled thereto as in the case of a distribution received in cash. The Depositary will, on the payment date established by the Depositary, distribute to Holders on the record date set by it therefor any distribution on Deposited Securities other than cash, Shares or rights in any manner that the Depositary deems equitable and practicable; provided if in the opinion of the Depositary any distribution other than cash, Shares or rights upon any Deposited Securities cannot be made proportionately among the Holders entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and Practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, and the net proceeds of any such sale will be distributed by the Depositary to the Holders entitled thereto as in the case of a distribution received in cash. The Depositary need not distribute securities, Receipts or rights unless the Company furnishes certain evidence or opinions in respect of United States securities laws (which the Company has no obligation to do).

(13) Record Dates. The Depositary may, after consultation with the Company if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be responsible for the fee assessed by the Depositary for administration of the ADR program and for any expenses provided for herein as well as for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled or obligated. Subject to this Deposit Agreement, only such Holders at the close of business on such record date shall be entitled to receive any such distribution or proceeds, to give such voting instructions, to receive such notice or solicitation, to act in respect of any such other matter or be so obligated.

(14) Voting of Deposited Securities. As soon as practicable after receipt of an English language version of a notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited. Securities, the Depositary shall (to the extent permitted by law) mail to Holders a notice containing (a) such information as is contained in such notice (or if requested by the Company, a summary of such information provided by the Company), (b) a statement that each Holder at the close of business on a specified record date will be entitled, subject to the provisions of or governing Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the American Depositary Shares evidenced by such Holders' Receipts and (c) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given (or be deemed given in accordance with the last sentence of this paragraph if no instruction is received) to the Depositary to give a discretionary proxy to a person designated by the Company. Upon the written request of a Holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person designated by the Company to vote) the Deposited Securities represented by the American Depositary Shares evidenced by such Holder's Receipts in accordance with any instructions set forth in such request. The Depositary will not itself exercise any voting discretion over any Deposited Securities. If no instructions are received by the Depositary from any Holder with respect to any of the Deposited Securities represented by the American Depositary Shares evidenced by such Holders' Receipts on or before the date established by the Depositary for such purpose, the Depositary will deem such Holder to have instructed the Depositary to give a discretionary proxy to a person designated by the Company with respect to such Deposited Securities and the Depositary will give a discretionary proxy to a person designated by the Company to vote such Deposited Securities, provided that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary (and the Company agrees to provide such information promptly in writing) that (x) the Company does not wish such proxy given, (y) substantial opposition exists or (z) materially and adversely affects the rights of holders of Shares. There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner.

(15) Changes Affecting Deposited Securities. Subject to other provisions hereof,, the Depositary may, in its discretion, amend the terms of the American Depositary Shares or distribute additional or amended American Depositary Shares (with or without calling any American Depositary Shares for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any issuance under Section 4.02, Section 4.03 or Section 4.04 of the Deposit Agreement not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend the Receipts or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each American Depositary Share shall automatically represent its pro rata interest in the Deposited Securities as then constituted. Notwithstanding anything to the contrary contained in this provision, amendments to the Deposit Agreement must comply with paragraph (20) hereof.

(16) Reports; Inspection of Register. The Depositary will make available for inspection by Holders at the Depositary's office and at any other designated transfer offices any reports and communications received from the Company which are both (a) received by the Depositary, the Custodian or the nominee of either as the Holder of the Deposited Securities and (b) made generally available to the Holders of Deposited Securities by the Company. The Depositary will also mail or make available to Holders copies of such reports when furnished by the Company as provided in the Deposit Agreement. The Depositary will keep, at its transfer office in, the Borough of Manhattan, The City of New York, a register for the registration of Receipts and their transfer that at all reasonable times will be open for inspection by the Holders and the Company; provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

(17) Withholding. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld by the Company and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld by the Company and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. Each Holder of a Receipt or an interest therein agrees to indemnify the Depositary, the Company, the Custodian and any of their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

(18) Liability of the Company and the Depositary. Neither the Depositary, its agents nor the Company shall incur any liability if, by reason of any present or future law, rule, or regulation of the United States, the United Mexican States or any other jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company's charter, any act of God, war, terrorism or other circumstances beyond its control, the Depositary, its agents or the Company shall be prevented or forbidden from, or subjected to any civil or criminal penalty on account of, or delayed in, doing or performing any act or thing which by the terms of this Deposit Agreement it is provided shall be done or performed; nor shall the Depositary, its agents or the Company incur any liability to any Holder or other person by reason of any nonperformance or delay, caused as aforesaid, in performance of any act or thing that by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement.

Each of the Company, the Depositary and its agents assumes no obligation and shall be subject to no liability under the Deposit Agreement or this Receipt to Holders or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in the Deposit Agreement without gross negligence or bad faith. Without limitation of the preceding sentence, none of the Depositary or its agents shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the Receipts. Without limitation of the preceding sentences, the Company shall not be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the Receipts that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it in its sole discretion against all expense and liability be furnished as often as may be required. Neither the Depositary, nor its agents nor the Company shall be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. Notwithstanding anything to the contrary set forth in the Deposit Agreement or a Receipt, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any Receipt or Receipts or otherwise related hereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances. Neither the Company nor the Depositary nor any of their respective agents shall be liable to Holders or beneficial owners of interests American Depositary Shares for any indirect, special, punitive or consequential damages. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in Receipts.

(19) Resignation and Removal of Depositary; the Custodian. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company or be removed by the Company by written notice of such removal delivered to the Depositary, such resignation or removal to take effect upon the appointment of and acceptance by a successor depositary as provided in the Deposit Agreement. The Depositary will, upon written request of the Company, appoint or replace any Custodian unless the Depositary reasonably believes that the proposed Custodian is not, or will not be, able to provide service satisfactory to the Depositary, in which case the Depositary and the Company will use their reasonable best efforts to resolve any service issue. In addition, the Depositary may appoint any Custodian upon written approval of the Company (which shall not be unreasonably withheld). The term "Custodian" refers to each Custodian or all Custodians as the context requires.

(20) Amendment of Deposit Agreement and Receipts. The Receipts and the Deposit Agreement may be amended by agreement between the Company and the Depositary. Any amendment that shall impose or increase any fees or charges (other than the fees and charges listed in clauses (i) through (v) of the penultimate sentence of paragraph (8)) or that shall otherwise prejudice any substantial existing right of Holders, shall not, however, become effective as to outstanding Receipts until the expiration of 30 days after notice of such amendment shall have been given to the Holders. Every Holder at the expiration of such 30 days shall be deemed by holding such Receipt to consent and agree to such amendment and to be bound by the Deposit Agreement or the Receipt as amended thereby. In no event shall any amendment impair the right of the Holder hereof to surrender this Receipt and receive therefor the Deposited Securities represented hereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the American Depositary Shares to be registered on Form F-6 under the Securities Act of 1933 or (b) the American Depositary Shares or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of Receipt to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the Receipt at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

(21) Termination of Deposit Agreement. The Depositary will at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. The Depositary may terminate the Deposit Agreement, upon the notice set forth in the preceding sentence, at any time after 90 days after the Depositary shall have resigned, provided that no successor depositary shall within such 90 days have been appointed and accepted its appointment within such 90 days. After the date so fixed for termination, the Depositary will perform no further acts under the Deposit Agreement, except to advise Holders of such termination, receive and hold distributions on Deposited Securities (or sell property or rights or convert Deposited Securities into cash) and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of Receipts not theretofore surrendered.

(22) Appointment. Each Holder and each person holding an interest in American Depositary Shares, upon acceptance of any American Depositary Shares (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable Receipt(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable Receipt(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable Receipt(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.